EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Stifel Financial Corp. on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Stifel Financial Corp. for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 26, 2007